UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 10, 2013

Old Line Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-50345	20-0154352
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1525 Pointer Ridge Place
Bowie, Maryland	20716
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 301-430-2500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e- 4(c))

Section 2-Financial Information

Item 2.01 Completion of Acquisition of Disposition of Assets.

On May 10, 2013, Old Line Bancshares, Inc. (“Bancshares”), the parent company of Old Line Bank, completed its acquisition of WSB Holdings, Inc. (“WSB Holdings”), the parent company of The Washington Savings Bank, F.S.B., (“The Washington Savings Bank”), through the merger of WSB Holdings with and into Bancshares (the “Merger”).  The Merger was consummated pursuant to the Agreement and Plan of Merger dated as of September 10, 2012, by and between Bancshares and WSB Holdings, as amended (the “Merger Agreement”).

As a result of the Merger, each share of common stock of WSB Holdings was converted into the right to receive, at the holder’s election, approximately $6.07 in cash or .5570 shares of Bancshares’ common stock, provided (i) cash will be paid in lieu of any fractional shares of Bancshares common stock and (ii) 2,792,974 shares of common stock of WSB Holdings will be exchanged for cash in the Merger, with the remaining shares of WSB Holdings common stock being exchanged for 2,909,486 shares of Bancshares common stock.  The aggregate Merger consideration was approximately $48.5 million as calculated pursuant to the Merger Agreement, with a value of approximately $54.7 million based on recent market prices of Bancshares’ common stock.

In connection with the Merger, the parties have caused The Washington Savings Bank to merge with and into Old Line Bank, with Old Line Bank the surviving bank.

A copy of the press release announcing the completion of the Merger is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(a)  Financial Statements of Businesses Acquired.

The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)  Pro Forma Financial Information.

The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)  Exhibits

99.1	Press release dated May 10, 2013 (previously filed).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD LINE BANCSHARES, INC.

Date: May 13, 2013	By: /s/ Mark A. Semanie
Mark A. Semanie, Chief Operating Officer